NEWS RELEASE

Contacts:

Rachael Scherer	Rob Clark
Investor Relations	Public Relations
763-505-2694	763-505-2635
FOR IMMEDIATE RELEASE
MEDTRONIC PRICES $4.0 BILLION CONVERTIBLE SENIOR NOTES; COMPANY
TO REPURCHASE APPROXIMATELY $2.5 BILLION
OF COMMON STOCK
MINNEAPOLIS — April 13, 2006 — Medtronic (NYSE: MDT), today announced the pricing of $2.0 billion principal amount of Convertible Senior Notes due 2011 and $2.0 billion principal amount of Convertible Senior Notes due 2013, through offerings to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).
The 2011 Notes will pay interest semiannually at a rate of 1.5% per annum, and the 2013 Notes will pay interest semiannually at a rate of 1.625% per annum. In certain circumstances, the Notes will be convertible into cash up to the principal amount and any conversion value above the principal amount will be convertible, at the option of Medtronic, into cash or shares of Medtronic common stock, based on a conversion rate of 17.8113 shares of common stock per $1000 principal amount of the Notes (which is equal to a conversion price of approximately $56.14 per share, representing a 10% conversion premium based on the closing price of $51.04 per share on April 12, 2006).
Medtronic estimates that the net proceeds from this offering will be approximately $3.94 billion, after deducting estimated discounts, commissions and expenses. In addition, Medtronic has granted the initial purchasers an option to purchase up to $400 million principal amount of additional notes to cover overallotments.
Medtronic expects to use the net proceeds from the offering and the warrant sales referred to below to repurchase approximately $2.5 billion worth of its common stock, a portion of which is expected to be purchased from purchasers of the notes contemporaneously with the closing of the sale of the notes through private block trades with one or more of the initial purchasers of the notes, their affiliates or both, and the balance of which is expected to be purchased through an accelerated share repurchase agreement. These repurchase amounts are in excess of the approximately 36 million shares remaining in the Company’s existing stock repurchase program. In addition, Medtronic is using approximately $1 billion of the proceeds from the transactions to fund convertible note hedge transactions that Medtronic has entered into with certain of the initial purchasers of the notes or their affiliates. The convertible note hedge transactions have an exercise price equal to the conversion price of the convertible senior notes. The convertible note hedge transactions are intended to offset potential dilution to Medtronic’s common stock upon potential future conversion of the notes. Medtronic has also sold warrants to certain of the initial purchasers of the notes or their affiliates. The warrants have an exercise price that is 50% higher than the closing price of Medtronic’s common stock on April 12, 2006. Any remaining proceeds will be added to Medtronic’s working capital and will be used for general corporate purposes, including redemption of those Series B Contingent Convertible Debentures due 2021 as may be tendered to Medtronic on September 15, 2006.
In connection with the convertible note hedge and warrant transactions, affiliates of the initial purchasers that are a party to those transactions have advised Medtronic that they will purchase Medtronic’s common stock in secondary market transactions prior to or following pricing of the notes, and may enter into various over-the-counter derivative transactions with respect to Medtronic’s common stock concurrently with or following pricing of the notes.
This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities offered have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About Medtronic
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the world’s leading medical technology company, alleviating pain, restoring health, and extending life for people with chronic disease.
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Forward-looking statements, including the statements in this notice regarding Medtronic’s expectation to sell notes, repurchase shares of its common stock, enter into convertible note transactions and enter into warrant transactions, are subject to risks and uncertainties. Medtronic cannot guarantee that any of these transactions will occur.